Exhibit 99.1

Selected Financial Data

        The following table sets forth selected financial data on a consolidated historical basis for the Company. On November 4, 1999, the Company acquired TriNet, which increased the size of the Company's operations, and also acquired its former external advisor. Operating results for the year ended December 31, 1999 reflect only the effects of these transactions subsequent to their consummation.

        Accordingly, the results of operations for the Company for the year ended December 31, 1999, does not reflect the current operations of the Company as a well capitalized, internally-managed finance company operating in the commercial real estate industry. For these reasons, the Company believes that the information should be read in conjunction with the discussions set forth in Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this Form 8-K. Certain prior year amounts have been reclassified to conform to the 2003 presentation.

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share data and ratios)
OPERATING DATA:
Interest income	$304,392	$255,631	$254,119	$268,011	$209,848
Operating lease income	247,904	225,053	171,149	163,442	38,925
Other income	36,677	27,993	31,000	17,902	12,900

Total revenue	588,973	508,677	456,268	449,355	261,673

Interest expense	192,295	184,933	169,586	173,143	91,044
Operating costs-corporate tenant lease assets	17,585	12,759	11,419	11,742	2,110
Depreciation and amortization	52,338	44,117	32,170	31,114	9,977
General and administrative	38,153	30,449	24,151	25,706	6,269
General and administrative—stock-based compensation expense	3,633	17,998	3,574	2,864	412
Provision for loan losses	7,500	8,250	7,000	6,500	4,750
Loss on early extinguishment of debt	—	12,166	1,620	705	—
Advisory fees	—	—	—	—	16,193
Costs incurred in acquiring former external advisor(1)	—	—	—	—	94,476

Total costs and expenses	311,504	310,672	249,520	251,774	225,231

Net income before equity in (loss) earnings from joint ventures and unconsolidated subsidiaries, minority interest and other items	277,469	198,005	206,748	197,581	36,442
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries	(4,284)	1,222	7,361	4,796	235
Minority interest in consolidated entities	(249)	(162)	(218)	(195)	(41)
Cumulative effect of change in accounting principle(2)	—	—	(282)	—	—

Net income from continuing operations	272,936	199,065	213,609	202,182	36,636
Income from discontinued operations	14,054	15,488	15,158	12,456	2,250
Gain from discontinued operations	5,167	717	1,145	2,948	—

Net income	$292,157	$215,270	$229,912	$217,586	$38,886
Preferred dividend requirements	(36,908)	(36,908)	(36,908)	(36,908)	(23,843)

Net income allocable to common shareholders and HPU holders(3)	$255,249	$178,362	$193,004	$180,678	$15,043

Basic earning per common share(4)(5)	$2.52	$1.98	$2.24	$2.11	$0.25

Diluted earnings per common share(5)(6)	$2.43	$1.93	$2.19	$2.10	$0.25

Dividends declared per common share(7)	$2.65	$2.52	$2.45	$2.40	$1.86

SUPPLEMENTAL DATA:
Adjusted diluted earnings allocable to common shareholders and HPU holders(8)(10)	$341,177	$262,786	$254,095	$230,371	$127,798
EBITDA(9)(10)	$536,790	$444,320	$431,668	$421,843	$139,907
Ratio of EBITDA to interest expense	2.79x	2.40x	2.55x	2.44x	1.54x
Ratio of EBITDA to combined fixed charges(11)	2.34x	2.00x	2.09x	2.01x	1.22x
Ratio of earnings to fixed charges(12)	2.43x	2.09x	2.23x	2.15x	1.40x
Ratio of earnings to fixed charges and preferred stock dividends(12)	2.05x	1.75x	1.83x	1.78x	1.11x
Weighted average common shares outstanding-basic	100,314	89,886	86,349	85,441	57,749
Weighted average common shares outstanding-diluted	104,101	92,649	88,234	86,151	60,393
Cash flows from:
Operating activities	$338,262	$348,793	$293,260	$219,868	$119,625
Investing activities	(974,354)	(1,149,070)	(349,525)	(193,805)	(143,911)
Financing activities	700,248	800,541	49,183	(37,719)	48,584

BALANCE SHEET DATA:
Loans and other lending investments, net	3,702,674	3,050,342	2,377,763	2,227,083	2,003,506
Corporate tenant lease assets, net	2,535,885	2,291,805	1,781,565	1,592,087	1,654,300
Total assets	6,660,590	5,611,697	4,380,640	4,034,775	3,813,552
Debt obligations	4,113,732	3,461,590	2,495,369	2,131,967	1,901,204
Minority interest in consolidated entities	5,106	2,581	2,650	6,224	2,565
Shareholders' equity	2,415,228	2,025,300	1,787,778	1,787,885	1,801,343
SUPPLEMENTAL DATA:
Total debt to shareholders' equity	1.7x	1.7x	1.4x	1.2x	1.1x

Explanatory Notes:

(1)
This amount represents a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of the Company's formal external advisor in November 1999.

(2)
Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

(3)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(4)
Prior to November 1999, earnings per common share excludes 1.00% of net income allocable to the Company's former class B shares. The former class B shares were exchanged for Common Stock in connection with the acquisition of TriNet and other related transactions on November 4, 1999. As a result, the Company now has a single class of Common Stock outstanding.

(5)
For the 12 months ended December 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $2,006 and $1,994 of net income allocable to HPU holders, respectively.

(6)
For the 12 months ended December 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $167.

(7)
The Company generally declares common and preferred dividends in the month subsequent to the end of the quarter.

(8)
Adjusted earnings represents net income to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. For the year ended December 31, 2002, adjusted earnings includes the $15.0 million charge related to the performance based vesting of restricted shares granted under the Company's long-term incentive plan and includes $3.9 million of cash paid for prepayment penalties associated with early extinguishment of debt. For the years ended December 31, 2001 and 2000, adjusted earnings includes $1.0 million and $317,000 of cash paid for prepayment penalties associated with early extinguishment of debt. For the year ended December 31, 1999, adjusted earnings excludes the non-recurring, non-cash cost incurred in acquiring the Company's former external advisor. (See reconciliation in Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 8-K).

(9)
EBITDA is calculated as net income plus the sum of interest expense and depreciation and amortization.

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Net income	$292,157	$215,270	$229,912	$217,586	$38,886
Add: Interest expense	192,295	184,933	169,586	173,143	91,044
Add: Depreciation and amortization	52,338	44,117	32,170	31,114	9,977

EBITDA	$536,790	$444,320	$431,668	$421,843	$139,907

(10)
Each of adjusted earnings and EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Neither adjusted earnings nor EBITDA should be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is either measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. Rather, adjusted earnings and EBITDA are additional measures the Company uses to analyze how its business is performing. It should be noted that the Company's manner of calculating adjusted earnings and EBITDA may differ from the calculations of similarly-titled measures by other companies.

(11)
Combined fixed charges are comprised of interest expense (including amortization of original issue discount) and preferred stock dividend requirements.

(12)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness (including amortization of original issue discount) and the implied interest component of the Company's rent obligations in the years presented. For 1999, these ratios include the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to the November 1999 acquisition of the former external advisor to the Company. Excluding the effect of this non-recurring, non-cash charge, the ratio of earnings to fixed charges for that period would have been 2.43x and the Company's ratio of earnings to fixed charges and preferred stock dividends would have been 1.93x.